EXHIBIT 10.27

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

TO:	Chicago Title Company

Escrow No.	106750332-X40
Escrow Officer:	Terri Gervasi
Title Order No.	910092469-K26
Title Officer:	Kelly McDole

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this 17th day of December, 2010 by and between, Ridge Perris I, LLC, a Delaware limited liability company, doing business in California as Ridge Perris I Property, LLC, a Delaware limited liability company (“Seller”) and IIT Acquisitions LLC, a Delaware limited liability company (“Buyer”), with respect to the following:

RECITALS:

A. Seller is the owner of a certain parcel of land consisting of approximately 60.14 acres located in the City of Perris, County of Riverside (“County”), State of California, commonly known as 3700 Indian Avenue and more particularly described on Exhibit “A” attached hereto (the “Land”), on which is located one industrial building containing approximately one million three hundred nine thousand seven hundred fifty four (1,309,754) square feet (the “Improvements”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the following, all upon the terms and conditions hereinafter set forth:

(i) The Land, the Improvements and all of Seller’s interest in all rights, entitlements, privileges, easements, appurtenances and other property rights benefiting the Land and/or the Improvements, including, without limitation, Seller’s interest, if any (to the extent not otherwise granted to or reserved in favor of other parties), in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, easements, privileges, easements, appurtenances and other property rights are sometimes collectively hereinafter referred to as the “Real Property”);

(ii) All of Seller’s interest as lessor in and to the Leases (as defined below);

(iii) All of Seller’s interest under the Approved Service Contracts (as defined below);

(iv) All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller (and not owned by Lessee) and used or useful in the operation of and located on the Real Property; and

(v) To the extent assignable, all of Seller’s interest in any intangible property used or useful in connection with the foregoing, contract rights, the Warranties (as defined below), guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the

Real Property, the Improvements, and/or the Personal Property (the “Intangible Personal Property”). The Real Property, the Improvements, the Personal Property, the Approved Service Contracts, Seller’s interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to Stewart Title Company (“Escrow Holder”) with regard to the escrow (“Escrow”) created pursuant hereto are as follows:

AGREEMENT:

1. Purchase and Sale Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions herein set forth.

2. Purchase Price. The total purchase price (“Purchase Price”) for the Property shall be Eighty Million and no/100 Dollars ($80,000,000.00).

3. Payment of Purchase Price. The Purchase Price for the Property shall be paid by Buyer as follows:

(a) Deposit. Within two (2) business days of the execution by Buyer and Seller of an original or an originally executed counterpart of this Agreement, Buyer shall deposit with Escrow Holder, in cash, by certified or bank cashier’s check made payable to Escrow Holder, or by a confirmed wire transfer of funds (hereinafter referred to as “Immediately Available Funds”), the sum of Eight Hundred and no/100 Dollars ($800,000.00) (the “Initial Deposit”). Within two (2) business days after the expiration of the Contingency Period (as defined in Paragraph 6 below), Buyer shall deposit with Escrow Holder, in cash, by certified or bank cashier’s check made payable to Escrow Holder, or by Immediately Available Funds, the additional sum of One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit are collectively referred to herein as the “Deposit”. Escrow Holder shall place the Deposit in an interest-bearing account with a financial institution acceptable to Seller and Buyer, and all interest shall accrue to Buyer’s account. The Deposit and the interest accrued thereon shall be applicable to the Purchase Price from and after the expiration of the “Contingency Period” (as defined in Paragraph 6(a) below) unless (a) the Escrow fails to close as a result of Seller’s failure to convey the Property pursuant to the terms of this Agreement or (b) this Agreement otherwise expressly provides for the return of the Deposit to Buyer. In the event of Buyer’s failure to close the Escrow due to a default by Buyer under this Agreement, unless such failure is caused by Seller’s failure to convey the Property pursuant to the terms of this Agreement, the Deposit shall constitute “Liquidated Damages” as provided in and subject to the provisions of Paragraph 15 below.

(b) Independent Consideration. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason which entitles Buyer to the return of the Deposit, then the sum of One Hundred and No/100 Dollars ($100.00) of the Deposit (the “Independent Consideration”) shall be paid to Seller from the Deposit, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable and separate consideration from any other payment or deposit required by this Agreement, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

(c) Closing Funds. Prior to the Close of Escrow, and at such time and in such manner as will allow for the timely closing of the Escrow (but in no event later than 1 PM pacific time on December 29, 2010), Buyer shall deposit or cause to be deposited with Escrow Holder, in Immediately Available Funds, the balance of the Purchase Price as determined pursuant to this Agreement, together with Escrow Holder’s estimate of Buyer’s share of closing costs, prorations and charges payable pursuant to this Agreement.

4. Escrow

(a) Opening of Escrow. For purposes of this Agreement, as between the parties, the Escrow shall be deemed opened on the date Escrow Holder shall have received the Deposit from Buyer and a fully executed copy of the original or originally executed counterparts of this Agreement from Seller and Buyer (the “Opening of Escrow”). Escrow Holder shall notify Buyer and Seller, in writing, of the date Escrow is opened. In the event that Buyer has not made the Deposit on or before the date set forth above, Escrow shall not be deemed open, and Seller shall have the unilateral right to terminate this Agreement, and to request from Escrow Holder the return of all documents or other items provided by Seller to Escrow Holder, whereupon Escrow Holder shall return same. Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder, or other instruments as may reasonably be required by Escrow Holder, in order to consummate the transaction contemplated by this Agreement. Any such supplemental instructions shall not conflict with, modify, or supersede any portions of this Agreement. In the event of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

If an executed counterpart of this Agreement is presented by a party (the “Presenting Party”) to the other party (the “Other Party”) or to Escrow Holder, the Presenting Party may revoke its execution and delivery hereof by giving written notice of same to the Other Party, at any time prior to the delivery by the Other Party of an executed counterpart of this Agreement to Escrow Holder and the Presenting Party. In the event that Buyer has not placed the Deposit into Escrow within two (2) business days of the date this Agreement is executed by Buyer and Seller, Seller shall have the right to revoke its delivery of its executed copy of this Agreement, and to terminate this Agreement, following which there shall be no obligations of any type whatsoever of Seller to Buyer or Buyer to Seller concerning the Property.

(b) Close of Escrow. For purposes of this Agreement, the “Close of Escrow” shall be defined as the consummation of the transaction contemplated by this Agreement by the deliveries required under Paragraphs 8 and 9 below (including, without limitation, Buyer’s delivery of the balance of the Purchase Price) and the Title Company’s irrevocable commitment to issue the Title Policy (as defined below). This Escrow shall close on or before the tenth (10th) business day following the end of the Contingency Period (“Closing Date”), but in no event later than December 29, 2010. The period commencing with the Opening of Escrow and continuing through the Close of Escrow shall hereinafter be referred to as the “Escrow Period.”

(c) Condition of Title. It shall be a condition to the Close of Escrow for Buyer’s benefit that, subject to Buyer’s right to approve title as set forth in Paragraph 5 (a), title to the Property be conveyed to Buyer by a grant deed (“Grant Deed”), the form of which is attached hereto as Exhibit “B”, subject to the following condition of title (“Condition of Title”):

(i) a lien to secure payment of general and special real property taxes and assessments, not delinquent;

(ii) the lien of supplemental taxes arising from this transaction assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

(iii) matters affecting the Condition of Title created by or with the written consent of Buyer, including, without limitation, any mechanics liens or other encumbrances caused by or related to Buyer’s construction activities which occur prior to the Close of Escrow; and

(iv) all exceptions which are disclosed by the “Report” described in Paragraph 5 below and which have been approved by Buyer, as provided therein.

As a condition to Buyer’s obligation to proceed to the Close of Escrow, Escrow Holder in its capacity as title insurer (“Title Company”) shall issue or irrevocably commit to issue, on the Close of Escrow, its ALTA Extended Coverage Owner’s Form Policy of Title Insurance (“Title Policy”) in the amount of the Purchase Price showing title to the Property vested in Buyer subject only to the Condition of Title. Notwithstanding the foregoing, if Buyer fails to provide to the Title Company an updated ALTA Survey satisfactory to the Title Company for purposes of issuing the Title Policy, then the Title Policy shall include a general survey exception.

5. Title Review and Title Policy.

(a) Buyer’s Review of Title. If Buyer has not then previously received same, Seller will cause the Title Company to deliver to Buyer, as soon as practicable following the Opening of Escrow, a preliminary title report with respect to the Property (the “Report”), together with copies of all documents referred to in Schedule B of the Report (the “Underlying Documents”). Buyer shall have until 5:00 p.m. Pacific Time on the date which is five (5) business days prior to the expiration of the Contingency Period (the “Title Review Period”), to give Seller and Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s disapproval or conditional approval of any matters shown in the Report the Underlying Documents and any survey that Buyer may elect to obtain (collectively, the “Title Documents”). The failure of Buyer to give Buyer’s Title Notice on or before the end of the Title Review Period shall be deemed to constitute Buyer’s approval of the condition of title to the Property (other than the Seller Required Title Removal Matters).

(i) If Buyer expressly disapproves or expressly conditionally approves any matter of title shown in the Title Documents, then Seller may, but shall have no obligation to, within three (3) days after its receipt of Buyer’s Title Notice (“Seller’s Election Period”), elect to eliminate or ameliorate to Buyer’s reasonable satisfaction the disapproved or conditionally approved title matters by giving Buyer written notice (“Seller’s Title Notice”) of those disapproved or conditionally approved title matters, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date, provided, that, Seller shall have no obligation to pay any consideration or incur any liability in order to evaluate or ameliorate such disapproved title matters, except for mortgage liens created by Seller against the Property, monetary liens on the Property as a result of work, services and materials provided to the Property and authorized by Seller, monetary liens arising from the failure to pay any obligations under agreements of record binding upon the Property, judgment liens against Seller, and such matters as Seller has agreed, in writing, to cure pursuant hereto (collectively, the “Seller Required Title Removal Matters”), all of which are hereby disapproved by Buyer and shall be removed and/or cured by Seller on or prior to the Close of Escrow. For the avoidance of doubt, Seller shall have no obligation to remove any liens arising from any work performed by or on behalf of Lessee or any other matters of record caused by or on behalf of Lessee. Notwithstanding the foregoing, Buyer acknowledges that the completion of the road work which is the subject matter of the Letter of Credit Agreement referenced in Section 35 below is not a matter of title which may be objected to by Buyer pursuant to this Section 5(a)(i)

(ii) If Seller does not elect to eliminate or ameliorate any disapproved or conditionally approved title matters, or if Buyer disapproves Seller’s Title Notice, or if Seller fails to timely deliver Seller’s Title Notice, then Buyer shall have the right, upon delivery to Seller and Escrow Holder prior to the expiration of the Contingency Period) of a written notice (“Buyer’s Title Response Notice”), to either: (1) waive its prior disapproval in which event said disapproved matters shall be deemed approved; or (2) terminate this Agreement and the Escrow created pursuant hereto in which event the Deposit shall be returned to Buyer. Failure to take either one of the actions described in (1) and (2) above shall be deemed to be Buyer’s election to take the action described in (2) above.

(iii) If, in Seller’s Title Notice, Seller has agreed to either eliminate or ameliorate to Buyer’s satisfaction by the Closing Date certain disapproved or conditionally approved title matters described in Buyer’s Title Notice, but Seller is unable to do so, then Buyer shall have the right (which shall be Buyer’s sole and exclusive right or remedy for such failure), upon delivery to Seller and Escrow Holder (on or before one (1) business day prior to the Closing Date) of a written notice to either: (1) waive its prior disapproval in which event said disapproved matters shall be deemed approved; or (2) terminate this Agreement and the Escrow created pursuant hereto in which event the Deposit shall be returned to Buyer. Failure to take either one of the actions described in (1) and (2) above shall be deemed to be Buyer’s election to take the action described in (2) above, following which this Agreement, except for the indemnity obligations set forth in paragraph 6, below, shall be of no further force or effect.

6. Buyer’s Review of the Property and Related Documents and Materials and Buyer’s Conditions to the Close of Escrow. Buyer shall have until 5 p.m. Pacific Time on December 20, 2010 (such period is referred to herein as the “Contingency Period”) to determine in its sole and absolute discretion that it is dissatisfied with any aspects of the Property or its condition or suitability for Buyer’s intended use or with those documents delineated in Exhibit “E” attached hereto, which Seller has heretofore provided to Buyer, as well as any other documents subsequently provided to Buyer in accordance with the terms of this Agreement (the “Background Materials”). Except as expressly set forth in this Agreement, Seller makes no representations or warranties regarding the accuracy of the Background Materials or that the Background Materials are complete copies of the same. Notwithstanding the foregoing, following Buyer’s reasonable written request therefor, Seller shall use reasonable efforts to make available to Buyer for Buyer’s review all documents in Seller’s possession relating to the ownership, development and operation of the Property (without representation or warranty, except as expressly set forth in this Agreement), other than privileged documents (it being agreed, however, that any environmental reports related to the Property shall not be deemed to be privileged), proprietary financial information, confidential internal financial communications or any other communications and/or correspondence between Seller and The Prudential Insurance Company of America (and its related entities), or any other similar documents that Seller reasonably deems to be proprietary and confidential. If, during the Contingency Period, Buyer determines, in Buyer’s sole and absolute discretion, that it is dissatisfied with any aspects of the Property or its condition or suitability for Buyer’s intended use or with the Background Materials, then Buyer may terminate this Agreement and the Escrow created pursuant hereto in which event the Deposit shall be returned to Buyer. If Buyer does not exercise its right of termination hereunder on or before the expiration of the Contingency Period, then Buyer shall be deemed to have waived its right of termination pursuant to this Paragraph 6 and shall be deemed to be satisfied with all aspects of the Background Materials and the Property, including, without limitation the condition and suitability of the Property for Buyer’s intended use.

(a) Buyer’s Review of Property Related Matters. Seller and Buyer entered into that certain Limited Access Agreement dated as of November     , 2010 (as amended, the “Access Agreement”) pursuant to which Seller agreed to permit Buyer and its Consultants (as defined in the Access Agreement) to enter the Property for the purpose of performing certain inspections as more particularly described therein. The parties hereby acknowledge and agree that (i) the terms and conditions of this Agreement are meant to supersede the terms and conditions of the Access Agreement, and (ii) effective as of the date of this Agreement, the Access Agreement shall be deemed terminated and of no further force and effect and each party shall be released of any obligations thereunder; provided, however, that notwithstanding the termination of the Access Agreement and the release of liability provided for herein, Buyer shall remain liable for (a) all of its obligations as Buyer under the Access Agreement arising prior to the date of this Agreement, and (b) all of Buyer’s indemnification and other obligations under the Access Agreement which expressly survive the termination of the Access Agreement. Buyer shall have until the end of the Contingency Period to satisfy itself with respect to all aspects of the Property and its condition and suitability for Buyer’s intended use thereof, including, without limitation, the zoning for the Property, the condition of the soil and the availability of all utilities, permits, licenses, variances and the like necessary for Buyer’s intended use of the Property. During the Escrow Period, Buyer, its agents, employees, contractors and subcontractors shall have the right to enter upon the Property, at reasonable times, and following reasonable notice to Seller, during ordinary business hours, to inspect, examine, survey and make soil bearing tests and other engineering, environmental or other tests or surveys which Buyer may deem necessary in Buyer’s discretion, including, without limitation, sampling and analysis of soils, surface water and ground water, conducting visual inspections of the Property, including its flora and fauna, visually inspecting adjacent properties and conducting other such investigations (such as sampling and analysis of building materials for mold and/or asbestos), and performing a Phase I environmental report; provided, however, (i) Buyer shall not perform any Phase II environmental report or any other tests which involve drilling, boring or other similar intrusive or invasive action on or under the Property or any part thereof (“Invasive Testing”) without the prior written approval of Seller, which approval may be withheld in Seller’s sole discretion. Buyer shall provide Seller with at least three (3) business days’ notice of its desire to perform any such Invasive Testing, which notice shall be accompanied by a detailed work plan, list of consultants to be involved, and such other information as may be reasonably necessary for Seller to make an informed decision concerning such proposal. Without limiting the generality of this Paragraph 6, in the event that Seller disapproves of such Invasive Testing, Buyer shall have the right to terminate this Escrow prior to the end of the Contingency Period and receive a refund of its Deposit, and the parties shall have no further rights, duties, or obligations under same, except for the indemnity obligations of each party in this Agreement set forth below, and any other matters which expressly survive the Close of Escrow, or earlier termination of the Agreement. Buyer shall use care and consideration in connection with any of its inspections or tests and Seller shall have the right to be present, or have one or more of its own consultants present, during any interview or inspection of the Property by Buyer or its agents. Buyer shall restore the Property after any and all tests and/or inspections to the condition of the Property prior to such tests and/or inspections. Buyer shall not contact any regulatory agencies in connection with its inspections hereunder without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Buyer may make customary land use, zoning and development related informational inquiries of local governmental agencies as part of its due diligence investigations without Seller’s prior consent; provided, however, Buyer shall use reasonable efforts to enlist Seller’s reasonable cooperation in connection with any inquiries of local governmental agencies and in all events to keep Seller reasonably apprised of any such inquiries, it being further acknowledged that Seller shall be under no obligation to incur any expense or other obligations arising out of providing Buyer with such assistance. Buyer shall conduct all of its inspections (and any other activities which require access) hereunder in a manner so as to minimize interference with Lessee (as defined herein) and its on-going business operations at the Property. Buyer’s access shall be coordinated with Seller and Lessee in accordance with the terms of the Leases (as defined herein). Buyer hereby indemnifies, protects, defends (with counsel chosen by Seller) and holds Seller free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever, to the extent arising out of or resulting from any entry and/or activities by Buyer or its agents upon the Property pursuant to this subparagraph (a); provided, however, such indemnification obligation shall not be applicable to, and shall expressly exclude Buyer’s discovery of any pre-existing adverse physical or environmental condition or fact at the Property, except to the extent that Buyer and/or Buyer’s agents, employees, contractors and consultants aggravate such pre-existing condition. Prior to entering onto the Property, Buyer shall provide Seller with a certificate or certificates of comprehensive public liability insurance and casualty and property damage insurance, each in the amount of not less than One Million Dollars ($1,000,000.00), which certificates shall show Seller and the manager of the Property (Ridge Property Services, LLC), as additional insureds.

(b) Review and Approval of Background Materials. All Background Materials made available by Seller to Buyer in accordance with this Agreement shall be treated as confidential information by Buyer; provided, however, that (i) Buyer may disclose, on a “need-to-know” basis only, the Background Materials to Buyer’s agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, prospective partners and/or any and all persons directly or indirectly acting for or with Buyer (collectively, the “Related Parties”) in connection with the potential acquisition of the Property, and (ii) the following materials and information shall not be subject to the confidentiality obligations set forth herein: (A) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Buyer; (B) information which reasonably can be demonstrated to be known to Buyer or a Related Party prior to its disclosure hereunder; (C) information which becomes available to Buyer or a Related Party on a non-confidential basis from sources other than Seller; and (D) information which Buyer or a Related Party may be compelled to disclose by court order or applicable law (including applicable securities laws), but only to the extent such information is compelled to be so disclosed, and if so compelled to disclose such information, such information shall nevertheless continue to be subject to the confidentiality provisions hereof, subject to such required disclosure.

(c) Seller’s Obligations. As of the Close of Escrow and as a condition to Buyer’s obligation to proceed to the Close of Escrow, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement and Seller’s representations and warranties contained in this Agreement have been true and correct as of the date hereof and shall still be correct as of the Close of Escrow, except to the extent that Buyer or any of its representatives has actual knowledge of any breach prior to the end of the Contingency Period. For purposes of this Agreement, Buyer shall be deemed to have actual knowledge of a breach if such breach (1) is disclosed by (i) any Background Materials, (ii) any reports or analyses obtained by Buyer during the course of Buyer’s inspection of the Property and/or other due diligence efforts pursuant to this Agreement, and/or (iii) the Estoppel (as defined below), or (2) is otherwise actually consciously known to Buyer or its employees.

(d) Authority. Prior to the Close of Escrow, and as a condition to Buyer’s obligation to proceed to the Close of Escrow, Seller shall have provided the Title Company with a certificate of the secretary or other equivalent officer of Seller indicating that the transaction contemplated by this Agreement has been duly authorized by Seller, that the persons executing this document and all others contemplated hereunder have been duly authorized, empowered and directed to do so, and that Seller is bound thereby.

(e) No Insolvency by Seller. As a condition to Buyer’s obligation to proceed to the Close of Escrow, at no time prior to the Close of Escrow shall Seller be rendered insolvent (as defined by the United States Bankruptcy Code [11 U.S.C. Section 101 et. seq.] or other applicable bankruptcy or insolvency laws (the “Insolvency Laws”)) such that Seller shall be unable to perform hereunder.

(f) Estoppel Certificate. At least two (2) business days prior to the Close of Escrow (the “Estoppel Delivery Date”) and as a condition to Buyer’s obligation to proceed to the Close of Escrow, Seller shall deliver to Buyer an executed Estoppel Certificate (the “Estoppel”) from

Hanesbrands, Inc. (the “Lessee”), being the tenant under those leases more particularly described in Exhibit “F” attached hereto and made a part hereof (all such documents being referred to herein as the “Leases”). The Estoppel, as executed by Lessee and delivered to Seller, shall be in the form attached hereto as Exhibit “G” without modification or disclosure of any adverse facts or matters. Prior to the expiration of the Contingency Period, Buyer may request that Seller obtain additional estoppel certificates from such other third parties, as applicable, as Buyer may reasonably require (such as owners’ associations); provided, however, obtaining such additional estoppel certificates shall not be a condition to Buyer’s obligation to proceed to the Close of Escrow, nor shall any failure by Seller to so obtain the Estoppel nor any additional estoppel certificates constitute a breach by Seller under the terms of this Agreement. Notwithstanding the foregoing, if Seller has not delivered to Buyer an executed Estoppel by the Estoppel Delivery Date, in order for Seller to obtain and deliver to Buyer the executed Estoppel prior to the Close of Escrow, Buyer and Seller shall each have the one-time right, by delivering written notice to the other party prior to 5:00 p.m. Pacific time, on the Estoppel Delivery Date, to extend the Estoppel Delivery Date until the earlier of (i) the date by which Seller delivers to Buyer the executed Estoppel, or (ii) fifteen (15) days after the Estoppel Delivery Date. If as a result of such extension, the Estoppel Delivery Date would be a date later than the Closing Date, the Closing Date shall also be extended to be the date which is two (2) business days following the extended Estoppel Delivery Date.

(g) Service Contracts. Seller has heretofore provided Buyer with copies of the following service contracts (collectively, the “Approved Service Contracts”) relating to the Property: (i) landscaping contract with Hunter Landscape; (ii) Fire protection and alarm monitoring with JMG Security Services; (iii) window washing with South Shore Building Services; (iv) fire protection system testing with JM Carden Sprinkler Co., Inc.; (v) roof maintenance with Clark Roofing Company; (vi) heating and air conditioning service with Air Control Systems, Inc.; and (vii) Louver Filter Replacement with Air Control Systems, Inc. On the Close of Escrow, Seller shall assign to Buyer the Approved Service Contracts pursuant to the Bill of Sale (as defined below). Any other service contracts at the Property shall be terminated by Seller; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause and without any termination fee, on 30 or less days notice. In addition, Seller shall terminate, effective as of the Close of Escrow, the property management agreement between Seller and Ridge Property Services, LLC (“RPS”). The provisions of this Section 6(g) shall survive the Close of Escrow.

(h) Warranties. Seller has heretofore provided Buyer with copies of the following warranties (collectively, the “Warranties”) relating to the Property: (i) roof warranty from Malarkey Roof Systems; (ii) bike rack warranty from Dave Bang Associates; and (iii) warranties for foam address numbers with acrylic face, and for concrete monument sign and dock door numbering from Custom Signs by Sign City.

(i) Reserved.

(j) No Termination of Leases. As of the Close of Escrow and as a condition to Buyer’s obligation to proceed to the Close of Escrow, Lessee shall not have (i) terminated, or given notice of intent to terminate, either of the Leases pursuant to the terms of such Leases or otherwise, or (ii) filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

(k) Deposits by Seller. Buyer shall have deposited the documents and instruments described in Paragraph 8 below.

(l) Failure of Conditions. In the event any of the conditions to Buyer’s obligation to proceed to the Close of Escrow set forth in this Paragraph 6 or set forth elsewhere in this Agreement shall fail or are otherwise are unsatisfied, then at Buyer’s option, Buyer may terminate this Agreement and the Escrow created pursuant hereto and the Deposit shall be returned to Buyer.

7. Seller’s Conditions to the Close of Escrow. For the benefit of Seller, the Close of Escrow shall be conditioned upon the occurrence or satisfaction (or Seller’s written waiver thereof, it being agreed that Seller may waive such condition) of the following conditions for Seller’s benefit.

(a) Buyer’s Performance. As of the Close of Escrow, Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

(b) Good Standing. Prior to the Close of Escrow, Buyer shall have provided the Title Company with a certificate of good standing from the California Secretary of State indicating that Buyer is authorized to do business in California, and is in good standing as a foreign entity in said state.

(c) Authority. Prior to the Close of Escrow, Buyer shall have provided the Title Company with a certificate of the secretary or other equivalent officer of Buyer indicating that the transaction contemplated by this Agreement has been duly authorized by Buyer, that the persons executing this document and all others contemplated hereunder have been duly authorized, empowered and directed to do so, and that Buyer is bound thereby.

(d) No Insolvency by Buyer. At no time prior to the Close of Escrow shall Buyer be rendered insolvent (as defined by the Insolvency Laws) such that Buyer shall be unable to perform hereunder. Buyer further represents that it has the financial ability to perform its obligations under this Agreement and the transactions contemplated herein will not render Buyer insolvent (as defined by the Insolvency Laws) or with unreasonably small capital such that this transaction may be subject to being unwound in a bankruptcy or other insolvency proceeding.

(e) Deposits by Buyer. Buyer shall have deposited the funds, documents and instruments described in Paragraph 9 below (including, without limitation, Buyer’s deposit of the balance of the Purchase Price).

8. Deposits by Seller. At least one (1) business day prior to the Close of Escrow, Seller shall deposit or cause to be deposited with Escrow Holder the following documents or instruments, the deposit of which shall be a condition to Buyer’s obligation to proceed to the Close of Escrow:

(a) Grant Deed. The Grant Deed in the form attached hereto as Exhibit “B”, duly executed by Seller and properly acknowledged;

(b) FIRPTA Certificate. A certificate of non-foreign status (the “FIRPTA Certificate”), duly executed by Seller, in the form attached hereto as Exhibit “D”.

(c) California Certificate. A certificate of non-foreign status under California law, Form 593C, or any successor form.

(d) Leases. The originals of the Leases;

(e) Assignment and Assumption of Leases. An original or duly executed counterpart of the Assignment and Assumption of Leases in the form of Exhibit “C” hereto (the “Assignment and Assumption of Leases”).

(f) Property Management Agreement. An original or duly executed counterpart of the property management agreement in the form of Exhibit “H” hereto (the “Property Management Agreement”), executed by RPS.

(g) Bill of Sale and General Assignment. A bill of sale and general assignment for all applicable tangible and intangible personal property of Seller located at the Property (the “Bill of Sale”) , duly executed by Seller, in the form attached hereto as Exhibit “I”.

(h) Title Affidavit. A title affidavit executed by Seller and in a form reasonably satisfactory to the Title Company and Seller and containing the minimum representations which the Title Company shall reasonably require in order to issue its owner’s title insurance policy insuring Buyer’s fee simple title to the Real Property free of exceptions for (i) the rights of parties in possession and parties claiming rights in the Real Property, except parties claiming under the Condition of Title and the Leases, (ii) mechanic’s and materialmen’s liens arising through Seller, and (iii) unrecorded easements arising through Seller.

(i) Gap Indemnity. If necessary to cause the Close of Escrow to occur on the scheduled Closing Date, Seller shall provide to Title Company a customary gap indemnity in form and substance reasonably acceptable to Seller and Title Company; and

(j) Additional Documents. Such other documents or instruments as are required in order to complete this transaction in accordance with its terms.

9. Deposits by Buyer. Unless otherwise expressly provided below, at least one (1) business day prior to the Close of Escrow, Buyer shall deposit or cause to be deposited with Escrow Holder the following documents and funds, the deposit of which shall be a condition to Seller’s obligation to proceed to the Close of Escrow:

(a) Balance of Funds. By not later than 1 PM pacific time on the Closing Date, the balance of the Purchase Price and other sums due from Buyer hereunder in the amounts and at the times set forth herein;

(b) Assignment and Assumption of Leases. A duly executed original, or duly executed counterpart of the Assignment and Assumption of Leases.

(c) Property Management Agreement. The original or duly executed counterpart of the Property Management Agreement.

(d) Additional Documents. Such other documents or instruments as are required in order to complete this transaction in accordance with its terms.

10. Costs and Expenses. The cost of the Title Policy shall be paid by Seller, provided that Buyer shall pay and be solely responsible for any premiums or other costs in excess of the premium for ALTA Standard Coverage, for ALTA Extended Coverage, and/or any title endorsements to the Title Policy which Buyer may elect to obtain. The escrow fee of Escrow Holder and related costs (including, without limitation, Escrow Holder’s customary charges to buyers and sellers for document drafting and miscellaneous charges) shall be shared equally between Buyer and Seller. Buyer shall pay the cost of any updates or additional certifications that it requires for the Survey. Seller shall pay all recording fees and State, County and local documentary transfer and similar taxes payable in connection with the recordation of the Grant Deed, which shall be set forth on a separate statement thereof. If as a result of no fault of Buyer or Seller (i.e., a condition to the Close of Escrow is not satisfied or waived), Escrow fails to close,

Buyer and Seller shall share equally all of Escrow Holder’s fees and charges. Buyer and Seller shall pay their respective legal fees and costs in connection with the transaction described herein, except as expressly provided to the contrary in Paragraph 20 herein. The provisions of this Section 10 shall survive the Close of Escrow.

11. Prorations. The following prorations shall be made between Seller and Buyer on the Close of Escrow, computed as of the Close of Escrow:

(a) Additional Rent under Leases (Taxes and Assessments, Operating Expenses). In that the Leases are on a “triple net” basis, amounts collected from the Lessee under the Leases for the period up to and including the date of the Close of Escrow as additional rent for taxes, assessments and operating expenses, in each case if any, shall be prorated as follows: (i) to the extent that Seller has collected from Lessee under the Leases as such additional rent amounts in excess of amounts actually paid by Seller for taxes, assessments and operating expenses for the Property up to and through the date of the Close of Escrow, Seller agrees to credit such excess amounts to Buyer at the Close of Escrow; and (ii) to the extent that Seller has collected from the Lessee under the Leases as such additional rent an amount that is less than the amount paid by Seller for taxes, assessments and operating expenses for the Property up to and through the date of the Close of Escrow, Buyer shall credit the amount of such deficiency to Seller at the Close of Escrow. Buyer shall reconcile with the Lessee under the Leases at the end of the year or other period as appropriate any overpayments or deficiencies for such amounts.

(b) Rent. Current rent which has been paid under the Leases shall be prorated based on the actual number of days in the month in which the Close of Escrow occurs on which each party is the owner of the Property. At the Close of Escrow, Seller shall credit to the account of Buyer against the Purchase Price all prepaid rents and other charges paid in advance and attributable to the period from and after the Close of Escrow (including the Closing Date), it being acknowledged and agreed that as of the date of this Agreement, there are no security deposits under the Leases.

(c) Proration Statement. At least two (2) business days prior to the Close of Escrow the parties hereto shall agree upon all of the prorations to be made and shall submit a statement to the Escrow Holder (or shall approve an estimated proration statement prepared by Escrow Holder) setting forth the same. In the event that any prorations, apportionments or computations made under this Paragraph 11 shall require final adjustment, then the parties hereto shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to collect the same. Any corrected adjustment or proration will be paid in cash or immediately available funds to the party entitled thereto. The proration obligations outlined above shall survive the Close of Escrow hereunder until such time as the necessary reconciliations have been completed, each Party agreeing to exercise commercially reasonable efforts to effect the reconciliation as soon as reasonably practicable, but in any event within one hundred twenty (120) days after the Close of Escrow. The provisions of this Section 11 shall survive the Close of Escrow.

12. Disbursements and Other Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated

(a) Prorations. Prorate all matters referenced in Paragraph 11 based upon the statement delivered into Escrow signed by the parties.

(b) Recording. Cause the Grant Deed and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of Riverside County, California.

(c) Funds. Disburse funds from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs, including, without limitation, the payment of the Purchase Price to Seller (less items chargeable to the account of the Seller), and disburse the balance of such funds, if any, to Buyer.

(d) Title Policy. Direct the Title Company to issue the Title Policy to Buyer.

(e) Documents to Seller. Deliver to Seller conformed copies of the recorded Grant Deed, a fully executed Assignment and Assumption of Leases, a fully executed Property Management Agreement and copies or originals, as appropriate, of any other documents or instruments the parties have signed pursuant to this Agreement.

(f) Documents to Buyer. Deliver to Buyer the FIRPTA Certificate, the California Form 593C or equivalent, and a conformed copy of the recorded Grant Deed, the original Leases, a fully executed Assignment and Assumption of Leases, a fully executed Property Management Agreement, a fully executed Bill of Sale, and copies or originals, as appropriate, of any other documents or instruments the parties have signed pursuant to this Agreement.

13. Seller’s Representations and Warranties. In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Property from Seller, Seller makes the following representations, acknowledgments and warranties, each of which is material and is being relied upon by Buyer, and each of which shall be true and correct as of the Close of Escrow:

(a) Authority. Seller has the legal right, power and authority to enter into this Agreement and the documents required to be delivered by Seller pursuant to Paragraph 8 above, and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.

(b) Requisite Action. All requisite limited liability company action has been taken by Seller in connection with (i) the entering into this Agreement and the instruments referenced in this Agreement, (ii) the performance of its obligations under this Agreement and (iii) the consummation of the transactions contemplated by this Agreement. No other consent of any member, partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required in connection therewith.

(c) No Bankruptcy. There is no pending, or to Seller’s knowledge, threatened in writing, case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or seeking appointment of a receiver, trustee, custodian or similar official for Seller for all or any substantial part of its assets.

(d) No Notices of Violation. Neither Seller nor any of Seller’s affiliates engaged in the development and/or construction of the Property has received any written notice of any existing violations, suspensions or revocations of any restrictive covenants, deed restrictions, or federal, state, county or municipal laws, ordinances, orders, codes, regulations, requirements or permits affecting the Property, except for the expiration of the existing temporary certificate of occupancy for the Property.

(e) No Pending Litigation. Neither Seller nor any of Seller’s affiliates engaged in the development and/or construction of the Property has been served with notice of any material outstanding suits, actions, or proceeding relating to the Property.

(f) Leases. Other than the Leases and the Condition of Title, Seller has not entered into any leases, tenancy or occupancy agreements with respect to the Property. Seller has not received any written notice from Lessee of any default or breach on the part of Seller as the landlord under either of the Leases nor does Seller have actual knowledge of any payment default to Seller by the Lessee. The only leasing brokerage or listing agreements or other agreement to pay a leasing or brokerage fee for the leasing of the Property that Seller has entered into with respect to the Property are the following: (i) Letter Agreement dated December 5, 2007 from Colliers International and accepted by Ridge Property Trust on December 5, 2007, and accepted by Hanesbrands, Inc. on December 7, 2007 (the “Tenant Broker Agreement”) and (ii) that certain Listing Agreement with Seller and Lee and Associates Commercial Real Estate Services dated June 20, 2007 (the “Landlord’s Brokerage Agreement”). Seller has paid current all leasing and brokerage fees and commissions that have become due and payable by Seller under the Landlord Brokerage Agreement and the Tenant Broker Agreement. The Landlord’s Brokerage Agreement has been terminated and no other amounts are or will be due thereunder. The Tenant Broker Agreement is the only remaining agreement to which Seller is a party under which leasing or brokerage fees and commissions will be payable in connection with the renewal of the Leases, whether by the exercise of any valid extension options or other lease term renewals, which future leasing and brokerage fees and commissions payable thereunder shall be the responsibility of Buyer. Buyer’s obligation with respect to the immediately preceding sentence of this Section 13(f) shall survive the Close of Escrow.

(g) OFAC. (i) The information concerning the identities of Seller and Seller’s officers, directors and owners supplied to Buyer by Seller is true, correct and complete; (ii) Seller is not a Prohibited Person (as defined below); (iii) Seller is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. “Prohibited Person” shall mean any person, organization, or entity: (A) listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (B) owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the PATRIOT Act and the Executive Order; (D) that commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; (E) that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn, or at any replacement website or other replacement official publication of the list or is named on any other U.S. or foreign government or regulatory list maintained for the purpose of preventing terrorism, money laundering, or similar activities; (F) that is covered by IEEPA, OFAC, or any other law, regulation, or executive order relating to the imposition of economic sanctions against any country, region, or individual pursuant to United States law or United Nations resolution; or (G) that is an affiliate (including any principal, officer, immediate family member, or close associate) of a person or entity described in one or more of the above clauses of this definition of Prohibited Person. In addition, and not in limitation of any of the representations and warranties set forth in this Paragraph 13(g), no later than ten (10) business days after the date hereof, if requested by Buyer, Seller agrees to provide documentation reasonably necessary or desirable for Buyer to verify compliance with such laws, which documentation shall include, without limitation, information regarding the ownership of Seller, it being agreed, however, that Seller shall not be required to provide information regarding the holders of its publicly-offered common stock, nor shall the representations and warranties of this Paragraph 13(g) extend to such holders. Also, if requested by Buyer, Seller agrees to provide Buyer with the social security number, FEIN, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this

Agreement to the contrary, Buyer may disclose such information, without notice to Seller, to any government agency or regulators in connection with any regulatory examination or if Buyer reasonably believes that such disclosure is required by law or its regulatory compliance policies.

(h) Seller’s covenants in Section 14 are true and correct as of the Close of Escrow.

The foregoing representations and warranties shall be true as of the date hereof, and at the Close of Escrow. If, prior to the Close of Escrow, Seller becomes aware of any change in fact or circumstance which would materially and adversely change one or more of its foregoing representations or warranties, then Seller shall immediately give written notice of such changed fact or circumstance to Buyer. Upon Buyer being so notified by Seller of any such change in fact which would materially and adversely change any of the representations or warranties contained herein and if such change was outside the reasonable control of Seller, Buyer, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer. Any such election shall be made by Buyer not later than five (5) business days after being so notified by Seller. If Buyer does not so timely elect to terminate this Agreement pursuant to this paragraph, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement pursuant to this paragraph and to acquire the Property on the terms set forth in this Agreement with such representations or warranties being updated to take into account the changed facts or circumstances disclosed by Seller in its notice to Buyer.

14. Seller’s Covenants.

(a) Service Contracts. From and after the date of this Agreement and continuing throughout the Escrow Period, Seller shall not enter into any new Service Contracts or any amendments or modifications to the existing Service Contracts, which new Service Contracts or amendments and/or modifications will survive the Close of Escrow (that is, not terminated at or before Closing by Seller at no cost to Buyer) or otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow without Buyer’s prior written consent, which consent may be withheld in Buyer’s reasonable judgment.

(b) Leases. Between the date of this Agreement and the date which is two (2) business days prior to the expiration of the Contingency Period, Seller shall not (i) enter into any new leases for any portion of the Property, (ii) enter into any amendments or any extensions of the Leases, or (iii) terminate either of the Leases, in each case without notifying Buyer immediately after the execution thereof in writing and delivering Buyer copies of such new lease, amendments, modifications and/or terminations, which notification shall be delivered to Buyer no later than two (2) business days prior to the expiration of the Contingency Period. From and after the date which is two (2) business days prior to the expiration of the Contingency Period, Seller shall not (A) enter into any new leases for any portion of the Property, (B) enter into any amendments or any extensions of the Leases, or (C) terminate either of the Leases, in each case without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion.

(c) Operation in the Ordinary Course. Subject to Paragraphs 14(a) and 14(b) above, from and after the date of this Agreement and continuing throughout the Escrow Period, Seller shall (i) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, (ii) maintain all insurance policies presently in effect, and (iii) perform when due, and otherwise comply with, all of Seller’s obligations and duties under the Leases and Approved Service Contracts. For purposes hereof, “operating and managing the Property in the ordinary course of business” shall not be deemed to include the performance of any obligations which are the obligations of the Lessee under the

Leases. None of the Personal Property shall be removed from the Real Property, unless replaced by unencumbered personal property of equal or greater utility and value. All Personal Property and Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Condition of Title.

(d) Covenant Not to Convey or Encumber. Except as expressly provided in Section 30 below, from and after the date of this Agreement and continuing throughout the Escrow Period, Seller shall not convey or encumber any portion of the Property or any rights therein, nor enter into any conveyance, security document, easement, or other agreement granting to any person or entity any rights with respect to the Property or any part thereof, or any interest whatsoever therein, or any option with respect thereto, without the prior written consent of Buyer, which consent may be withheld in Buyer’s reasonable judgment. The provisions of this Section 14 shall survive the Close of Escrow.

15. Buyer’s Covenants, Representations, Acknowledgments and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following covenants, representations, acknowledgments and warranties, each of which is material and is being relied upon by Seller, and each of which shall be true and correct as of the Close of Escrow:

(a) Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.

(b) As Is. Buyer understands, acknowledges and agrees that, except as otherwise expressly provided herein and/or in any of the documents required to be delivered by Seller pursuant to Paragraphs 8(a), (b), (c), (e) and (g) above (collectively, “Seller’s Closing Documents”), it is acquiring the Property “AS IS”, “WHERE IS”, “WITH ALL FAULTS” without any representation or warranty of Seller, express, implied or statutory, except as expressly provided herein, as to (i) the nature or condition of the Property (including, without limitation, any design or natural defect of any kind or nature whatsoever), (ii) the condition of title to the Property, or (ii) the Property’s fitness for Buyer’s intended use of same (including, without limitation Buyer’s ability to further construct or otherwise develop the Property). Buyer is a sophisticated owner or investor in real estate, and is, or upon Closing will be, thoroughly familiar with the Property. Except for the express representations and warranties set forth herein and/or in any of the Seller’s Closing Documents, Buyer is relying solely upon, and has conducted, or will conduct, its own, independent inspections, investigations and analyses of the Property as it deems necessary or appropriate in so acquiring the Property from Seller, including, without limitation, an analysis of any and all matters concerning the condition of the Property and its suitability for Buyer’s intended purposes, a review and analysis of the Leases and any financial statements of the Lessee thereunder which Buyer deems necessary, and a review of all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Property.

(c) Limitation on Seller’s Liability. Buyer represents and covenants that Seller shall not have any liability, obligation or responsibility of any kind with respect to the following:

(i) The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof, unless Seller has actual knowledge of any inaccuracy with respect to same;

(ii) The content or accuracy of any information released (whether written or oral) to Buyer by an engineer or planner in connection with the development of the Property;

(iii) Except as provided in Paragraph 35 below, the availability of additional building or other permits or approvals for the property by any state or local governmental bodies with jurisdiction over the Property, other than those currently existing for the existing improvements which are part of the Property;

(iv) The availability or capacity of sewer, water or other utility connections to the Property, other than currently existing on the site;

(v) Any of the items delivered to Buyer pursuant to Buyer’s review of the condition of the Property, including the reports or other documents identified in Paragraph 6(b) herein; and

(vi) The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Buyer by Seller or reviewed by Buyer with respect to the Property.

(d) Buyer’s Representations and Warranties. Buyer’s representations and warranties shall be true as of the date hereof, and at the Close of Escrow, and Buyer shall notify Seller, in writing, if it becomes aware of any facts rendering same untrue prior to the Close of Escrow.

16. Liquidated Damages IF BUYER COMMITS A DEFAULT UNDER THIS AGREEMENT WHICH CAUSES BUYER’S FAILURE TO CLOSE, THEN IN ANY SUCH EVENT, THE ESCROW HOLDER MAY BE INSTRUCTED BY SELLER TO CANCEL THE ESCROW AND SELLER SHALL THEREUPON BE RELEASED FROM ITS OBLIGATIONS HEREUNDER. BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT OF DEFAULT BY BUYER UNDER THIS AGREEMENT WHICH CAUSES BUYER’S FAILURE TO CLOSE, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW AND/OR IN EQUITY WITH RESPECT TO BUYER’S FAILURE TO CLOSE IN DEFAULT OF THIS AGREEMENT, “LIQUIDATED DAMAGES” OF (i) UNENCUMBERED TITLE TO ALL IMPROVEMENTS MADE TO OR PLACED ON THE PROPERTY BY BUYER AND (ii) THE DEPOSIT. SELLER SHALL ALSO BE ENTITLED TO RECEIVE ANY AND ALL ATTORNEYS’ FEES AND OTHER COSTS INCURRED BY SELLER PURSUANT TO PARAGRAPH 20 HEREOF.

THEREFORE, IF BUYER COMMITS SUCH A DEFAULT UNDER THIS AGREEMENT SELLER MAY INSTRUCT THE ESCROW HOLDER TO CANCEL THE ESCROW WHEREUPON ESCROW HOLDER SHALL IMMEDIATELY TRANSFER TO OR PAY OVER TO SELLER THE LIQUIDATED DAMAGES, AND SELLER SHALL BE RELIEVED FROM ALL OBLIGATIONS AND LIABILITIES HEREUNDER (EXCEPT WITH RESPECT TO ANY INDEMNITY OBLIGATIONS), AND, PROMPTLY FOLLOWING ESCROW HOLDER’S RECEIPT OF SUCH INSTRUCTION, ESCROW HOLDER SHALL CANCEL THE ESCROW.

NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS SECTION 16 SHALL NOT LIMIT SELLER’S RIGHTS TO PURSUE ACTUAL DAMAGES AGAINST BUYER WITH RESPECT TO OTHER BREACHES BY BUYER UNDER THIS AGREEMENT OCCURRING

PRIOR TO THE CLOSING WHICH BREACHES WOULD NOT RESULT IN BUYER’S FAILURE TO CLOSE THIS TRANSACTION; PROVIDED, HOWEVER, SUCH ACTUAL DAMAGES WHICH SELLER MAY RECOVER AGAINST BUYER SHALL NOT EXCEED THE FULL AMOUNT OF THE DEPOSIT; PROVIDED, HOWEVER, SUCH CAP ON ACTUAL DAMAGES WHICH SELLER MAY RECOVER SHALL NOT APPLY TO BUYER’S INDEMNITY OBLIGATIONS HEREUNDER, BUYER’S FRAUD, BROKER FEE INDEMNITY OBLIGATIONS OF BUYER PURSUANT TO SECTION 20 BELOW, OR AMOUNTS TO BE PRORATED UNDER PARAGRAPH 11 ABOVE.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH 16 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ DSR	/s/ TGM
Seller’s Initials	Buyer’s Initials

17. Seller’s Default. If any of Seller’s warranties or representations are knowingly or negligently made in a materially false, misleading and inaccurate manner, or if Seller fails to close for any reason, except Buyer’s default or the permitted termination of this Agreement by either Seller or Buyer as herein expressly provided, Buyer shall be (x) entitled to (a) terminate this Agreement upon written notice to Seller and to request the Escrow Holder to return the Deposit, together with all accrued interest thereon, to Buyer and (b) pursue an action to collect its actual out-of-pocket damages from Seller, not to exceed Two Hundred Thousand Dollars ($200,000) or (y) seek specific performance of this Agreement provided that the following conditions are satisfied: Buyer has (i) deposited into Escrow all documents and instruments the deposit or delivery of which by Buyer, as expressly set forth in this Agreement, are conditions to the obligations of Seller hereunder, (ii) demonstrated by reasonable evidence that the Purchase Price and any other required funds are readily available to Buyer for deposit into Escrow, and (iii) demonstrated that Buyer is otherwise ready, willing and able to perform all of its obligations hereunder. Buyer shall not be entitled to and hereby waives any right to file a Lis Pendens on the Property other than in connection with the pursuit of a specific performance action and only in the event the conditions to the filing of such action as provided in the preceding sentence have been satisfied. In no event shall Buyer be entitled to collect from Seller any punitive, consequential or speculative damages.

18. Damage or Condemnation Prior to Closing. Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding commenced prior to the Close of Escrow. Thereafter, the provisions set forth in Paragraphs 18(a), (b) and (c) below shall apply.

(a) Minor Damage. In the event of “minor” loss or damage being defined for the purpose of this Agreement as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Buyer (with any fees, costs or expenses pertaining to such opinion to be borne equally by Buyer and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than Two Million Dollars ($2,000,000), neither Seller nor Buyer shall have the right to terminate this Agreement as to the Property due to such damage but Seller shall, at Seller’s option as expressed to Buyer in writing given not later than ten (10) days after such determination by the architect as provided above, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) following the occurrence of such damage, repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, other than any rental loss insurance proceeds attributable to the period of time following the Close of Escrow to the extent that the Lessee is entitled to any abatement of rent, which rental loss proceeds shall be assigned to Buyer. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Close of Escrow, which shall be extended as necessary to complete same. Buyer and Seller agree that the decision of any architect required hereunder shall be made within ten (10) days after the occurrence of such loss or damage. In addition, failure by Seller to make an affirmative election to repair and restore the damaged portion of the Property as provided above shall be deemed to be an election by Seller under clause (a) above to reduce the Purchase Price by an amount equal to the cost to repair such damage.

(b) Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which (i) is not “minor” as defined hereinabove, or (ii) gives Lessee the right to terminate either of the Leases), Buyer or Seller shall have the option of terminating this Agreement by written notice to the other party given not later than ten (10) days after the confirmation by the architect as provided above, in which event the Deposit shall be returned to Buyer and Seller and Buyer shall thereupon be released from any and all liability hereunder, except for indemnities or other provisions which expressly survive the early termination of this Agreement. If neither Seller nor Buyer elects to terminate this Agreement by the expiration of such ten (10) day period (with a failure to make any type of election during the ten (10) day period being deemed to be Buyer’s and Seller’s election to proceed to the Closing in accordance with the terms hereof), Buyer and Seller shall proceed with the Close of Escrow, provided that Buyer shall have the right to elect to not later than ten (10) days after the expiration of the ten (10) day termination period to either (A) postpone the Close of Escrow until Seller has completed the repair and reconstruction, or (B) proceed with the Close of Escrow in which event Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Buyer, together with the uninsured or underinsured portion of any such damage, or amount that any insurer disputes. Failure by Buyer to make an election within such ten (10) day period shall be deemed to be an election by Buyer under clause (ii) immediately above to proceed with the Close of Escrow.

(c) Vendor and Purchaser Risk Act. Except as set forth herein, Seller shall bear the full risk of loss until the Close of Escrow. Upon the Close of Escrow, full risk of loss with respect to the Property shall pass to Buyer.

(d) Condemnation. If before the Close of Escrow, any condemnation or eminent domain proceedings are initiated against all or any portion of the Property, and such condemnation or eminent domain proceedings would result in (i) a diminution in value of the Property in excess of $2,000,000 as reasonably determined by the parties, (ii) a reduction in the number of parking spaces at the Property to an amount which is less than the number of parking spaces required to be provided to the Lessee under the Leases, and/or (iii) a reduction in the number of parking spaces at the Property to an amount which is less than the number of parking spaces required to be maintained at the Property pursuant to the approvals issued by the applicable governmental authorities in connection with the initial construction of the Improvements, then Buyer may terminate this Agreement upon written notice to Seller in which event the Deposit shall be returned to Buyer and Seller and Buyer shall thereupon be released from any and all further liability hereunder. If Buyer elects to proceed to the Close of Escrow within ten (10) days after receipt of written notice from Seller as provided above, Seller shall assign to Buyer at the Close of Escrow all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings. The provisions of this Section 18 shall survive the Close of Escrow.

19. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy with a copy of such telecopy communication, together with proof of transmission, sent to the recipient by regular U.S. mail, postage prepaid, and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice, (ii) if mailed, three (3) business days after the date of posting by the United States post office, postage prepaid, (iii) if sent by telecopy, upon transmission, or (iv) if delivered by Federal Express or other overnight courier, the next business day. Any notice, request, demand, direction or other communication sent by telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.

To Seller:	Ridge Perris I, LLC

c/o Ridge Property Trust
8430 West Bryn Mawr Avenue, Suite 400
Chicago, Illinois 60631
Attn: James G. Martell
Email: jmartell@rptrust.com
Fax No.: (773) 714-0931

With a copy to:	Ridge Property Trust
8430 West Bryn Mawr Avenue
Chicago, Illinois 60631
Attn: William J. Peltin
Email: wpeltin@rptrust.com
Fax No.: (773) 714-0931

With a copy to:	Ridge Property Trust
201 Covina Avenue, Suite 8
Long Beach, California 90803
Attn: Dennis S. Rice
Email: drice@rptrust.com
Fax No.: (562) 856-3820

With a copy to:	Snell & Wilmer
600 Anton Boulevard
Suite 1400
Costa Mesa, California 92626
Attn: Steven A. McHolm
Email: smcholm@swlaw.com
Fax No.: (714) 427-7799

To Buyer:	IIT Acquisitions LLC
518 17th Street, 17th Floor
Denver, CO 80202
Attn: Dwight L. Merriman
Email: dmerriman@industrialincome.com
Fax No.: (303) 869-4602

With a copy to:	IIT Acquisitions LLC
518 17th Street, 17th Floor
Denver, CO 80202
Attn: Joshua J. Widoff, Esq.
Email: jwidoff@dividendcapital.com
Fax No.: (303) 869-4602

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
515 So. Figueroa Street, 9th Floor
Los Angeles, CA 90071
Attn: Michael H. Cerrina, Esq.
Email: mcerrina@allenmatkins.com
Fax No.: (213) 620-8816

To Escrow Holder:	Chicago Title Company
700 S. Flower Street, Suite 800
Los Angeles, CA 90017
Attn: Ms. Terri Gervasi
Email: Terri.Gervasi@ctt.com
Fax No.: (213) 612-4110

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 19. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

20. Brokers. Except for Eastdil Secured who has represented Seller, each of the parties represents and warrants to the other that they have not dealt with or incurred any obligations to any real estate broker, agent or other person that could result in the claim for a commission, finder’s or other fee related to this transaction. If any claims for brokers’ or finders’ fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller hereby agrees to indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller. The provisions of this Section 20 shall survive the Close of Escrow and the indemnity obligations hereunder expressly fall outside of the Maximum Aggregate Liability Cap (as defined below) and are not capped by Buyer’s full Deposit amount.

21. Legal Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then in that event, the prevailing party in such action or dispute shall be entitled to have and recover of and from the other party all costs and expenses of suit, including reasonable attorneys’ fees. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys’ fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment. The provisions of this Section 21 shall survive the Close of Escrow.

22. Assignment. Buyer may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Seller, which shall not be unreasonably withheld or delayed; provided, however, Buyer may, without Seller’s consent (but with written notice to Seller and without any delay in any obligations hereunder), assign any or all of Buyer’s rights under this Agreement to any investment advisory client of Buyer or entity formed on its behalf or to an entity controlled by or under common control with Buyer. Upon any permitted transfer, Buyer shall remain liable for its obligations under this Agreement. Such assignment shall be in writing, contain an express assumption of all of Buyer’s duties and obligations hereunder, shall not be effective until written notice of same is received by Seller, and shall in no event be deemed to constitute a release of any obligations of Buyer hereunder.

23. OFAC. Buyer represents and warrants the following to Seller as of the date of this Agreement and as of the date of the Close of Escrow concerning Buyer (which representations and warranties shall survive the Close of Escrow and which for this purpose includes any assignee of Buyer and Buyer’s and Buyer’s assignee’s officers, directors, and owners of direct or beneficial ownership interests and any other constituent entities): (a) the information concerning the identities of Buyer and Buyer’s officers, directors and owners supplied to Seller by Buyer is true, correct and complete; (b) Buyer is not a Prohibited Person (as defined below); (c) Buyer is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. In addition, and not in limitation of any of the representations and warranties set forth in this Paragraph 23, no later than ten (10) business days after the date hereof, if requested by Seller, Buyer agrees to provide documentation reasonably necessary or desirable for Seller to verify compliance with such laws, which documentation shall include, without limitation, information regarding the ownership of Buyer, it being agreed, however, that Buyer shall not be required to provide information regarding the holders of its publicly-offered common stock, nor shall the representations and warranties of this Paragraph 23 extend to such holders, except that Buyer does state that its charter generally prohibits shareholders from owning more than 9.8% of outstanding shares. Also, if requested by Seller, Buyer agrees to provide Seller with the social security number, FEIN, or a copy of the passport, as applicable, for each such person or entity. Notwithstanding any provision in this Agreement to the contrary, Seller may disclose such information, without notice to Buyer, to any government agency or regulators in connection with any regulatory examination or if Seller reasonably believes that such disclosure is required by law or its regulatory compliance policies. Any violation by Buyer of any of the foregoing representations, warranties and/or covenants shall be deemed to be a default by Buyer under the terms of this Agreement.

24. Miscellaneous

(a) Survival of Seller’s and Buyer’s Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement shall survive the Close of Escrow for a period of nine (9) months. Unless otherwise expressly provided in this Agreement, no other provision of this Agreement shall survive Closing.

(b) Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated.

(c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof. All references herein to a particular time of day shall be deemed to refer to California time.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(e) Captions: Interpretation. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof. The use of the terms “hereof”, “herein,” and “hereunder” shall mean and refer to this Agreement as a whole, unless the context expressly requires otherwise. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties causing this Agreement to be drafted.

(f) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(g) Exhibits. The Exhibits attached hereto are hereby incorporated herein by this reference for all purposes. The Exhibits consist of the following:

Exhibit A	Legal Description
Exhibit B	Grant Deed
Exhibit C	Assignment and Assumption of Leases
Exhibit D	FIRPTA Certificate
Exhibit E	Background Materials
Exhibit F	Leases
Exhibit G	Estoppel Certificate
Exhibit H	Property Management Agreement
Exhibit I	Bill of Sale and General Assignment
Exhibit J	Form of Audit Inquiry Letter
Exhibit K-1	Form of Fire Line Easement
Exhibit K-2	Form of Encroachment Easement
Exhibit K-3	Form of Modification and Restatement of Water Well Easement

(h) Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

(i) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(j) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

(k) Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

(l) Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

(m) Partial Invalidity. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

(n) Successors and Assigns. Subject to the provisions of Paragraph 22 hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(o) Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter.

(p) Submission of Document. Submission of this Agreement to Buyer for examination or signature does not constitute a reservation, right or option to purchase the Property, and will not be effective as a binding purchase and sale agreement or otherwise until full execution by and delivery to both Buyer and Seller.

(q) Back-Up Offers; Wear and Tear. Seller shall have the right to receive one or more back-up offers for the sale of the Property, and Seller may execute any written acceptances of any such back-up offers, but only to the extent such back-up offers are conditioned upon Buyer’s failure to proceed to the Close of Escrow. Also, Buyer accepts the fact that reasonable wear and tear will occur after the date of this Agreement. Buyer specifically agrees that Seller is not responsible for repairing such reasonable wear and tear and that Buyer is prohibited from raising such wear and tear as a reason for not consummating this transaction or for requesting a reduction in the Purchase Price.

(r) No Recordation. Other than in connection with the Buyer’s remedy of specific performance, no memorandum or other document relating to this Agreement will be recorded without the prior written consent of Seller, and any such consent or approval will be conditioned upon Buyer providing Seller with a quitclaim deed fully executed and acknowledged by Buyer, quitclaiming any and all interests that it may have in the Property to Seller, which quitclaim deed Seller may record in the event that this Agreement is terminated or the transaction contemplated herein is not consummated.

(s) Possession of the Property. Seller will deliver possession of the Property to Buyer upon the Close of Escrow, subject to the right of the tenants and other parties pursuant to the Permitted Exceptions.

25. Confidentiality. Unless otherwise agreed to in writing by Seller and Buyer, each party will keep confidential all documents, financial statements, reports or other information provided to, or generated by the other party relating to the Property and will not disclose any such information to any person other than (i) the agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, prospective partners and/or any and all persons directly or indirectly acting for or with Seller or Buyer, as applicable, on a “need to know” basis only; (ii) those who are actively and directly participating in the evaluation of the Property and the negotiation and execution of this Agreement or financing of the purchase of the Property and (iii) governmental, administrative, regulatory or judicial authorities in accordance with applicable legal requirements. In connection with the foregoing, and except as required by law (including applicable securities law), Buyer agrees to keep confidential any and all information that it learns with respect to the Property, as well as any and all matters related to the terms of the proposed transaction hereunder, including but not limited to the terms of this Agreement. In addition, prior to the Close of Escrow, neither party shall be entitled to make any type of press release regarding this Agreement and/or any conveyance of the Property hereunder. With respect to any type of press release regarding this Agreement and/or conveyance of the Property hereunder made by either party after the Close of Escrow, the other party shall have the right to approve such press release, in its reasonable judgment. However, except as required by law (including applicable securities law), Buyer expressly covenants and agrees that it will not disclose any code compliance, environmental or other regulatory matters to governmental or other authorities without the express prior written approval by Seller. Upon any termination of this Agreement for any reason, Buyer will promptly return to Seller copies of all documents or other information pertaining to the Property provided to Buyer by Seller. The provisions of this Paragraph 25 will survive the termination of this Agreement but not after the Close of Escrow (except with respect to those approvals required hereunder which by their express terms survive the Close of Escrow).

26. Not an Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties, whether oral or written, will in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which will not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer.

27. RELEASE. EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 27(d) BELOW, (a) BUYER, ON BEHALF OF BUYER AND BUYER’S HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYER (COLLECTIVELY, “BUYER PARTIES”) HEREBY FULLY AND IRREVOCABLY RELEASES SELLER AND SELLER’S AFFILIATES, PARENT COMPANIES AND SUBSIDIARIES, AND EACH OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER PARTIES”) FROM, AND ACCEPTS THE PROPERTY SUBJECT TO, ANY AND ALL DEMANDS, LOSSES, CLAIMS, INJURIES, LIABILITIES, OBLIGATIONS, DAMAGES, PUNITIVE DAMAGES, JUDGMENTS, PENALTIES, FINES, COSTS, EXPENSES, ACTIONS OR CAUSES OF ACTION, LITIGATION, ADMINISTRATIVE OR OTHER JUDICIAL OR QUASI-JUDICIAL PROCEEDINGS OF ANY NATURE WHATSOEVER (COLLECTIVELY, “CLAIMS”) THAT BUYER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY SELLER PARTY ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, WHETHER GEOTECHNICAL, SEISMIC OR OTHERWISE, AFFECTING THE PROPERTY OR ANY PORTION THEREOF OR ANY COMMON AREA ASSOCIATED THEREWITH, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS WHICH WERE (i) DESCRIBED OR REFERRED TO IN THE ENVIRONMENTAL REPORT OR IN ANY ENVIRONMENTAL REPORT OBTAINED BY BUYER; OR (ii) REASONABLY DISCOVERABLE BY PRUDENT INVESTIGATION DURING THE CONTINGENCY PERIOD; OR (iii) OTHERWISE DISCLOSED BY SELLER TO BUYER OR DISCOVERED BY BUYER AT ANY TIME PRIOR TO THE CLOSE OF ESCROW.

(b) EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPH 27(d) BELOW, THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. BUYER SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THIS RELEASE AND HAS BEEN ADVISED BY BUYER’S LEGAL COUNSEL CONCERNING, AND HEREBY WAIVES, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.” BUYER ALSO HEREBY EXPRESSLY WAIVES ANY RIGHT BUYER MAY HAVE UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT IN CONNECTION WITH THE RELEASE GIVEN IN THIS ARTICLE.

(c) IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATIONS TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. IT IS NOT CONTEMPLATED THAT THE PURCHASE PRICE WILL BE INCREASED IF COSTS TO BUYER ASSOCIATED WITH THE PROPERTY PROVE TO BE LESS THAN EXPECTED NOR WILL THE PURCHASE PRICE BE REDUCED IF THE BUYER’S PLAN FOR THE PROPERTY LEADS TO HIGHER COST PROJECTIONS.

(d) THE FOREGOING RELEASE SHALL NOT EXTEND TO, AND SHALL EXPRESSLY EXCLUDE, CLAIMS ARISING FROM (I) SELLER’S FRAUDULENT ACTS OR OMISSIONS, (II) SELLER’S BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) UNDER THIS AGREEMENT AND SELLER’S CLOSING DOCUMENTS WHICH EXPRESSLY SURVIVE THE CLOSE OF ESCROW, AND (III) THIRD PARTY CONTRACTUAL CLAIMS RELATING TO THE PERIOD OF TIME PRIOR TO THE CLOSE OF ESCROW AND ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE ARISING PRIOR TO THE CLOSE OF ESCROW. NOTWITHSTANDING THE FOREGOING, THE EXCLUSIONS FROM THE RELEASE DESCRIBED HEREINABOVE SHALL NOT APPLY TO THE EXTENT BUYER HAD, PRIOR TO THE CLOSE OF ESCROW, ACTUAL KNOWLEDGE (AS DEFINED IN SECTION 6(c) ABOVE) OF ANY SUCH CLAIM ARISING FROM CLAUSES (I), (II) AND/OR (III) HEREINABOVE, AS THE CASE MAY BE.

Buyer’s initials	/s/ TGM	Seller’s initials	/s/ DSR

28. WAIVER OF JURY TRIAL. BUYER AND SELLER WAIVE TRIAL BY JURY IN RESPECT OF ANY ACTION IN CONNECTION WITH THE TRANSACTION HEREUNDER OR THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES HERETO. THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. BUYER AND SELLER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. The provisions of this Section 28 shall survive the Close of Escrow.

29. Knowledge of Seller. Any references in this Agreement to the “knowledge of Seller” shall be expressly limited to the actual knowledge of the following persons: (i) Dennis S. Rice, President of Ridge Property Trust; (ii) David Mount, Developer, Ridge Construction Services; and/or (iii) Zach Kitkowski, Property Manager, Ridge Property Trust.

30. Recordation of Easements. Buyer hereby consents to, and as a condition to Buyer’s obligations hereunder, Seller shall execute and record in the Official Records of Riverside County, prior to the Close of Escrow, the easements in the forms attached hereto as Exhibits “K-1” and “K-2”. With respect to the modification and restatement of the Water Well Easement attached hereto as Exhibit “K-3” (the “Water Well Easement”), Buyer also agrees that such Water Well Easement may be recorded prior to the Close of Escrow. If the Water Well Easement is not recorded prior to the Close of Escrow, then Seller will use commercially reasonable efforts to record such Water Well Easement as soon as possible following the Close of Escrow and Buyer will reasonably cooperate with Seller with respect thereto, including, if necessary, executing such Water Well Easement as the owner of the Property. The provisions of this Section 30 shall survive the Close of Escrow.

31. Indemnities. Any limitations on the parties’ remedies set forth in this Agreement will not be deemed to prohibit either party from specifically seeking attorneys’ fees pursuant to Paragraph 21 above or seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event it fails or refuses to provide such indemnification. The provisions of this Section 31 shall survive the Close of Escrow.

32. Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of the Buyer Parties hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, have any personal liability under this Agreement. Seller on its own behalf and on behalf of its agents, shareholders, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties other than Buyer have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto, shall not exceed Two Million Dollars ($2,000,000.00) (“Seller’s Maximum Aggregate Liability Cap”). Notwithstanding the foregoing, Seller’s Maximum Aggregate Liability Cap shall not apply with respect to (i) Seller’s indemnity obligations under Section 20 of this Agreement, (ii) any amounts to be prorated under Paragraph 11 above, (iii) Seller’s obligations under Paragraph 35 below, or (iv) Seller’s fraud.

33. Reserved.

34. Information and Audit Cooperation. For a period of seventy-five (75) days after the Close of Escrow, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer (as a publicly-traded real estate investment trust) in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year 2009 and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose. Seller shall cause its property manager, without liability, recourse or cost to Seller, to provide to Buyer’s designated independent auditor letter regarding the books and records of the Property in substantially the form of Exhibit J attached hereto and made a part hereof (the “Audit Inquiry Letter”). Buyer agrees that (a) Buyer shall be solely liable to pay and shall reimburse Seller, within five (5) business days following Seller’s request, for all third-party, out-of-pocket costs and expenses incurred by Seller in assisting Buyer at Buyer’s request under this Paragraph 34 (such assistance, the “Audit Assistance”), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Seller’s performance of any

Audit Assistance shall be solely as an accommodation to Buyer and Seller shall have no, and Seller is hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the “SEC Filings”) made by Buyer or its parent with the United States Securities and Exchange Commission (“SEC”) and the Audit Inquiry Letter; and (c) Buyer hereby agrees to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all Claims actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that Claims shall specifically exclude any Claims proximately resulting from the gross negligence or willful misconduct of an Indemnified Party. The provisions of this Paragraph 34 shall survive the Close of Escrow.

35. Post Closing Completion of Permanent Improvements. Attached hereto as Exhibit “L” is the current Temporary Certificate of Occupancy (the “TCO”) issued for the building (the “Building”) situated on the Property. Pursuant to the TCO, completion of construction of certain improvements and acceptance thereof by the City (the “TCO Obligations”) is required as a condition to the issuance of the final Certificate of Occupancy for the Building. Seller and Ridge Property Trust, a Maryland real estate investment trust (“Ridge”), agree to complete (or cause the completion of) all such improvements which are required under the TCO to be completed as a condition to the issuance of the final Certificate of Occupancy for the Building, in the manner required by and by the time set forth in, the TCO; subject however to such extensions of the TCO as may be reasonably requested by Seller (and agreed to by the City). In connection with any extension of the TCO deemed reasonably necessary by Seller as aforesaid, Buyer (as the then owner of the Property) agrees to reasonably cooperate with Seller in obtaining such extensions, to the extent that (a) such cooperation is at no cost or expense to Buyer; and (b) the requested extension does not materially adversely affect Buyer. In addition, Seller and Ridge shall have no responsibility or obligation hereunder to the extent that Seller and Ridge are unable to perform and complete their obligations hereunder as a result of the actions (or inactions) of Buyer, Lessee and/or the City (provided, however, Seller takes reasonable steps to enforce all available rights against the City to the extent that the City’s actions or inactions are impeding Seller’s performance). The foregoing obligations by Seller and Ridge as provided above shall be deemed to solely be a guaranty that the TCO Obligations will be completed with no out-of-pocket direct construction costs to Buyer (and in a time and manner required by the TCO as it may be amended or modified from time to time as provided herein), subject to the following express conditions: (a) prior to seeking any recourse hereunder from Seller and Ridge as provided above, Buyer shall have provided to Seller reasonably appropriate notice and Seller shall have been afforded a reasonably sufficient opportunity to perform or satisfy any remaining obligations under the TCO by first utilizing to the extent possible all collateral then on deposit with the City for such purposes (such that to the fullest extent possible, the collateral already in place with the City shall be utilized to perform or satisfy the TCO Obligations); (b) in no event shall Seller or Ridge have any liability to Buyer of any type or nature whatsoever other than it being agreed that the undertaking of Seller and Ridge as provided herein is wholly limited to, paying the cost of completion of the TCO Obligations to the party entitled to same (or otherwise causing performance of the TCO obligations), including, without limitation, to Buyer if Buyer is the party that paid the costs of completion or out-of-pocket costs to force completion, it being expressly acknowledged and agreed that under no circumstances shall Seller or Ridge be liable for, or exposed to, claims from Buyer for any actual (other than cost to complete the TCO Obligations in the instance in which Buyer paid any such costs of completion or any out-of-

pocket costs to force such completion), consequential, incidental or punitive damages; and (c) in no event shall the maximum amount of Seller’s and Ridge’s aggregate liability (including any attorney’s fee or enforcement costs) hereunder to satisfy and perform the TCO Obligations as contemplated hereunder exceed the sum of Six Million Dollars ($6,000,000.00) . The provisions of this Section 35 shall survive the Close of Escrow.

36. Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller will employ the services of Disclosure Source (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Seller”:	RIDGE PERRIS I, LLC, a Delaware limited liability company, doing business in California as Ridge Perris I Property, LLC

	By:	Ridge Perris Holding Company, LLC, a Delaware limited liability company, its sole and managing member

		By:	Ridge Property Trust, a Maryland real estate investment trust

			By:	/s/ Dennis S. Rice
				Name:	Dennis S. Rice
				Its	President

By:
Name:
Its

“Buyer”:	IIT ACQUISITION LLC

	By:	IIT Real Estate Holdco LLC, its sole member

		By:	Industrial Income Operating Partnership LP, its sole member

			By:	Industrial Income Trust Inc., its general partner

				By:	/s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: CFO

[Signatures continued on next page]

Ridge Property Trust, a Maryland real estate investment trust, is executing this Agreement for the sole purpose of agreeing to be bound by, and perform its obligations pursuant to, Section 35 of this Agreement.

RIDGE PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ Dennis S. Rice
	Name:	Dennis S. Rice
	Title:	President

By:
Name:
Title:

Acceptance by Escrow Holder:

Chicago Title Company hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder. The foregoing waiver of jury trial shall also apply to the Escrow Holder

Dated: December , 2010	CHICAGO TITLE COMPANY

By:
Print Name:
Its: Authorized Agent